                               THE WMF GROUP, LTD.
                  (dollars in thousands, except per share data)

EXHIBIT 11

                 Statement re computation of per share earnings


                     THREE MONTHS ENDED         THREE MONTHS ENDED          SIX MONTHS ENDED           SIX MONTHS ENDED
                       JUNE 30, 1998              JUNE 30, 1997              JUNE 30, 1998              JUNE 30, 1997
                  ----------------------------------------------------------------------------------------------------------
                   NET            PER SHARE    NET           PER SHARE    NET           PER SHARE    NET           PER SHARE
                  INCOME  SHARES   AMOUNT    INCOME  SHARES   AMOUNT    INCOME  SHARES   AMOUNT    INCOME  SHARES   AMOUNT
                  ------  ------   ------    ------  ------   ------    ------  ------   ------    ------  ------  ---------
BASIC EPS            $64   5,250      $0.01    $384   4,217      $0.09    $345   5,163      $0.07    $451   4,217      $0.11

Effect of
dilutive
securities:
Options                -     284      (.00)       -       -          -       -     257     (0.01)       -       -          -
                     ---   -----      -----    ----   -----      -----    ----   -----     ------    ----   -----      -----
DILUTED EPS          $64   5,534      $0.01    $384   4,217      $0.09    $345   5,420      $0.06    $451   4,217      $0.11
                     ---   -----      -----    ----   -----      -----    ----   -----     ------    ----   -----      -----













                                       14